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SECURITIES AND EXCHANGE COMMISSION
Washington, DC. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 29, 2003

FIRST CONSULTING GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-23651	95-3539020
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
111 W. Ocean Blvd. 4th Floor, Long Beach, CA		90802
(Address of principal executive offices)		(Zip Code)

(562) 624-5200
(Registrant's telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events and Regulation FD Disclosure

        On January 29, 2003, we signed a definitive agreement to acquire Paragon Solutions, Inc., a privately held, U.S. based software development company with software development centers in India and Vietnam. We agreed to acquire Paragon through the merger of a wholly-owned subsidiary of FCG into Paragon, which will result in Paragon being a wholly-owned subsidiary of FCG. We agreed to pay a maximum of $4.25 million to the shareholders of Paragon in the merger, provided that we may pay up to $300,000 of such purchase price in cash under a cash election option. Any amounts of the purchase price not paid in cash shall be paid in the form of restricted FCG common stock. The total purchase price is subject to downward adjustment based on Paragon's balance sheet as of the closing date. FCG will also assume approximately $7.5 million of Paragon's indebtedness in connection with the merger, and we expect to repay such outstanding amount soon after the closing. The merger is expected to close, subject to customary closing conditions and the approval of Paragon's stockholders, by the end of February 2003.

        (a)  Attached as Exhibit 99.1 to this report is FCG's press release announcing the execution of an acquisition agreement with Paragon Solutions, Inc.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Consulting Group, Inc.
Date: January 30, 2003	By:	/s/ MICHAEL A. ZUERCHER Michael A. Zuercher Vice Pres, Secretary and General Counsel

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FORM 8-K
Item 5. Other Events and Regulation FD Disclosure
SIGNATURES